Exhibit 10.3

ADDENDUM NO. 6 TO LEASE

THIS ADDENDUM NO. 6 TO LEASE (“Addendum No. 6”) is dated as of July 11, 2016, by and between 1201 F STREET, L.P., a Delaware limited partnership (“Lessor”) (successor in interest to 1201 F Street L.L.C.), and CRA INTERNATIONAL, INC., formerly known as Charles River Associates Incorporated, a Massachusetts corporation (“Lessee”).

W I T N E S S E T H:

WHEREAS, by Lease dated November 29, 1999 (the “Original Lease”), as amended by Addendum No. 1 dated as of December 2, 1999, Addendum No. 2 dated as of September 22, 2000, Addendum No. 3 dated as of November 18, 2005, Addendum No. 4 dated as of December 1, 2009, and Amended and Restated Addendum No. 5 dated as of June 30, 2015 (collectively, the “Lease”), Lessor leased to Lessee and Lessee leased from Lessor approximately 33,258 rentable square feet on the seventh (7th) and eighth (8th) floors of the office building located at 1201 F Street, N.W., Washington, D.C. 20004 (such area being hereinafter referred to as the “Demised Premises,” and the building being hereinafter referred to as the “Building”) and approximately 205 square feet of storage space in the Building (such area being hereinafter referred to as the “Storage Space”);

WHEREAS, pursuant to Amended and Restated Addendum No. 5, Lessee surrendered to Lessor, among other area, approximately 6,366 rentable square feet on the seventh (7th) floor of the Building (referred to therein both as the Addendum No. 5 Hold Space and as the Additional Give Back Premises and referred to herein as the “Addendum No. 6 Expansion Space”), which is identified as area “B” on Exhibit A attached hereto and made a part hereof;

WHEREAS, Lessee extended the Lessee Addendum No. 5 Hold Space Option Notice Deadline for six (6) months pursuant to Section 8 of Amended and Restated Addendum No. 5 (but did not elect to add the Additional Give Back Premises (i.e., the Addendum No. 6 Expansion Space) to the Demised Premises pursuant to such Section 8), and, accordingly, the term of the Lease is scheduled to expire on December 31, 2027, pursuant to Section 5(A) of Amended and Restated Addendum No. 5;

WHEREAS, Lessee desires to add the Addendum No. 6 Expansion Space to the Demised Premises;

WHEREAS, Lessee has accepted Lessor’s proposed terms and conditions with respect to the addition of the Addendum No. 6 Expansion Space to the Demised Premises;

WHEREAS, unless otherwise provided herein, all terms used in this Addendum No. 6 that are defined in the Lease shall have the meanings provided for in the Lease; and

WHEREAS, Lessor and Lessee desire to formally reflect their understandings and agreements with respect to the foregoing and as to certain other matters, and therefore to revise and modify the Lease accordingly, with respect to the following provisions:

1.                                      Demised Premises

2.                                      Lease Term

3.                                      Monthly Rent

4.                                      Operating Expenses, Operating Costs and Real Estate Taxes

5.                                      Condition

6.                                      Second Extension Term

7.                                      Parking

8.                                      Lender Approval

9.                                      Broker and Agent

10.                               Exculpation

11.                               Confidentiality

12.                               Other Terms and Provisions

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.                   DEMISED PREMISES

(A)                               Lessee does hereby lease from Lessor the Addendum No. 6 Expansion Space.

(B)                               Notwithstanding anything to the contrary contained in the Lease, effective from and after the Addendum No. 6 Expansion Space Commencement Date (as hereinafter defined), (i) the Demised Premises shall consist of approximately 39,624 rentable square feet on the seventh (7th) and eighth (8th) floors of the Building and (ii) the Addendum No. 6 Expansion Space shall be subject to all of the terms and conditions of the Lease for the remainder of the Lease Term, except as otherwise expressly provided herein.

(C)                               For the avoidance of doubt, as a result of the addition of the Addendum No. 6 Expansion Space to the Demised Premises, Sections 9 and 10 of Amended and Restated Addendum No. 5 are hereby deleted and shall be of no further force or effect.

2.                   LEASE TERM

(A)                               The Lease Term with respect to the Addendum No. 6 Expansion Space shall commence on the date (the “Addendum No. 6 Expansion Space Commencement Date”) that is the earlier of (i) the date the Addendum No. 6 Expansion Space Improvements are Substantially Completed (both as defined in Exhibit B) (but not prior to January 1, 2017) or (ii) the date Lessee (or any party claiming by, through or under Lessee) occupies any part of the Addendum No. 6 Expansion Space for the conduct of Lessee’s (or such other party’s) business, and shall expire concurrently with the expiration of the Lease Term with respect to the balance of the Demised Premises, unless sooner terminated or extended in accordance with the terms of the Lease.

(B)                               It is presently anticipated that Lessor shall deliver possession of the Addendum No. 6 Expansion Space to Lessee on or about the date set forth therefor on the construction schedule attached to Exhibit B as Schedule 1; however, if Lessor does not tender possession of the Addendum No. 6 Expansion Space or any portion thereof to Lessee on any specified date, for any reason whatsoever, then, except as expressly set forth in subsection (E) below, Lessor shall not be liable for any damage thereby caused, this Addendum No. 6 shall not be void or voidable as a result thereof and such failure shall not affect any other obligations of Lessee hereunder.

(C)                               Once the Addendum No. 6 Expansion Space Commencement Date and the Addendum No. 6 Expansion Space Rent Commencement Date  (as hereinafter defined) have been determined by Lessor, Lessor shall notify Lessee of the same.  Lessor’s failure to deliver such notice shall not affect the determination of such dates.  If Lessee fails to give Lessor written notice that Lessee contests Lessor’s determination of any information contained in any commencement notice(s) within thirty (30) days after Lessee receives such notice, Lessee shall be deemed to have accepted such determination(s).

(D)                               The term “Addendum No. 6 Expansion Space Rent Commencement Date” shall mean the later of (i) the Addendum No. 6 Expansion Space Commencement Date and (ii) January 1, 2017.  The first (1st) “Addendum No. 6 Expansion Space Lease Year” shall begin on the Addendum No. 6 Expansion Space Rent Commencement Date and shall end on the last day of the calendar month preceding the month in which the first (1st) anniversary of the Addendum No. 6 Expansion Space Rent Commencement Date occurs.  Each succeeding Addendum No. 6 Expansion Space Lease Year shall commence on the day following the end of the preceding Addendum No. 6 Expansion Space Lease Year and shall extend for twelve (12) consecutive months; provided, however, that the last Addendum No. 6 Expansion Space Lease Year shall expire on December 31, 2027.

(E)                                If the Addendum No. 6 Expansion Space Commencement Date does not occur on or before the date (as such date may be extended as hereinbelow described, the “Penalty Date”) that is thirty (30) days after the date set forth therefor on the construction schedule attached to Exhibit B as Schedule 1, then Lessor agrees to provide Lessee an abatement of Addendum No. 6 Expansion Space Monthly Rent (as hereinafter defined) equal to one day (based on the Addendum No. 6 Expansion Space Monthly Rent payable during the first Addendum No. 6 Expansion Space Lease Year) for each day commencing on the Penalty Date and continuing to (but not including) the Addendum No. 6 Expansion Space Commencement Date.  In the event of any delay in Lessor’s delivery of the Addendum No. 6 Expansion Space because of Lessee Delay or Unavoidable Delay (both as defined in Exhibit B), the Penalty Date shall be automatically extended for a period equal to the period of such delay.

3.                   MONTHLY RENT

The Monthly Rent with respect to the Addendum No. 6 Expansion Space (the “Addendum No. 6 Expansion Space Monthly Rent”) shall commence to be due and owing on the Addendum No. 6 Expansion Space Rent Commencement Date and shall be as follows:

Addendum No. 6 Expansion Space Lease Year	Addendum No. 6 Expansion Space Monthly Rent	Annual Amount Per Square Foot
1	$22,784.98	$42.95
2	$23,299.56	$43.92
3	$23,824.76	$44.91
4	$24,360.56	$45.92
5	$24,906.98	$46.95
6	$25,469.31	$48.01
7	$26,042.25	$49.09
8	$26,625.80	$50.19
9	$27,225.26	$51.32
10	$27,835.34	$52.47
11	$28,461.33	$53.65

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The Addendum No. 6 Expansion Space Monthly Rent is in addition to the Monthly Rent payable with respect to the balance of the Demised Premises.  The Addendum No. 6 Expansion Space Monthly Rent shall be payable in accordance with the provisions for the payment of Monthly Rent under Section 4 of the Lease.  Except as provided below and specifically provided elsewhere in the Lease, no abatement or other concession whatsoever shall apply to the Addendum No. 6 Expansion Space Monthly Rent.  The foregoing notwithstanding, Lessor agrees to abate and forgive Addendum No. 6 Expansion Space Monthly Rent in an aggregate amount equal to $182,279.84, which abatement is to be applied to the payments of Addendum No. 6 Expansion Space Monthly Rent first coming due from and after the Addendum No. 6 Rent Commencement Date until such abatement is exhausted.

4.                   OPERATING EXPENSES, OPERATING COSTS AND REAL ESTATE TAXES

Effective from and after the first (1st) day of the ninth (9th) month of the first (1st) Addendum No. 6 Expansion Space Lease Year, all of Lessee’s obligations with respect to its payments of its proportionate share of Operating Expenses, Operating Costs and Real Estate Taxes (as provided in Section 6 of the Original Lease, as amended by Section 3 of Addendum No. 2, Section 5 of Addendum No. 3, Section 3 of Addendum No. 4, and Section 3(D) of Amended and Restated Addendum No. 5) shall apply with respect to the Addendum No. 6 Expansion Space; accordingly, from and after the first (1st) day of the ninth (9th) month of the first (1st) Addendum No. 6 Expansion Space Lease Year, with respect to the entire Demised Premises (i.e., as expanded hereby), (i) Lessee’s proportionate share of Operating Expenses shall be 16.66%; (ii) Lessee’s proportionate share of Operating Costs shall be 17.74%; and (iii) Lessee’s proportionate share of Real Estate Taxes shall be 16.66%.

5.                   CONDITION

Lessor shall perform certain improvements to the Addendum No. 6 Expansion Space on the terms and subject to the conditions set forth in Exhibit B.  Except as expressly set forth in Exhibit B, Lessor is under no obligation to make any Alterations in or to the Demised Premises (as expanded hereby) or the Building; provided, however, that in lieu of Lessor’s Work contemplated by Section 7 of Amended and Restated Addendum No. 5, Lessor agrees at its sole cost and expense to construct a multi-tenant elevator lobby and common corridor on the seventh (7th) floor of the Building in a manner substantially similar to the Building standard finishes used in the recently renovated multi-tenant elevator lobby and common corridor existing on the fourth (4th) floor of the Building as of the date of this Addendum No. 6, except that Lessor shall use reasonable efforts to incorporate colors and finishes that are similar to those installed by Lessee in the elevator lobby and common corridor existing on the eighth (8th) floor of the Building.

6.                   SECOND EXTENSION TERM

The provisions of Section 9 of Addendum No. 4, as amended by Section 11 of Amended and Restated Addendum No. 5, are hereby further amended by deleting the reference therein to “33,258 rentable square feet” and replacing the same with “39,624 rentable square feet.”

7.                   PARKING

Effective as of the Addendum No. 6 Expansion Space Commencement Date, (a) the reference in Section 7 of the Lease (as hereinbefore modified) to “twenty-four (24) contracts” is

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hereby deleted and replaced with “twenty-six (26) contracts” and (b) the last sentence of Section 7(B) of the Lease (as heretofore modified) is amended and restated as follows:

In the event Lessee fails to execute with the Operator the monthly parking contracts by the date that is two (2) months after the Addendum No. 6 Expansion Space Commencement Date, or subsequently relinquishes in any manner its parking contracts, Lessor shall be under no obligation to seek restoration of the relinquished contract or waive Lessee’s failure to execute said contract prior to the date that is two (2) months after the Addendum No. 6 Expansion Space Commencement Date; provided, however, that Lessee shall have the right to take (or, as applicable, retake) parking contracts up to Lessee’s full number of permitted parking contracts upon sixty (60) days written notice to Lessor.

8.                   LENDER APPROVAL

The terms and conditions of this Addendum No. 6 are contingent upon the consent of Lessor’s current lender for the Building (“Lender Approval”).  The terms and conditions of this Addendum No. 6 shall not be effective until the Effective Date.  The term “Effective Date” shall mean the later to occur of the following dates:  (a) the date this Addendum No. 6 is fully executed, and (b) the date upon which Lessor advises Lessee in writing that Lender Approval has been received (the “Lender Approval Notification Date”).  Lessor shall use commercially reasonable, good faith, diligent efforts to obtain Lender Approval as soon as is reasonably possible following the full execution of this Addendum No. 6.  If the Lender Approval Notification Date does not occur within forty (40) days following the date on which this Addendum No. 6 has been fully executed by Lessor and Lessee, then Lessee shall have the right to cancel this Addendum No. 6 upon five (5) days’ prior written notice to Lessor, such notice to be given, if at all, prior to the Lender Approval Notification Date.  If the Lender Approval Notification Date does not occur within fifty-five (55) days following the date on which this Addendum No. 6 has been fully executed by Lessor and Lessee, then, provided Lessor has used its commercially reasonable good faith diligent efforts to obtain Lender Approval as required above, Lessor shall have the right to cancel this Addendum No. 6 upon five (5) days’ prior written notice to Lessee, such notice to be given, if at all, prior to the Lender Approval Notification Date.  If this Addendum No. 6 is cancelled by Lessor or Lessee as aforesaid, (i) this Addendum No. 6 shall be null and void as if the same had never been executed by Lessor and Lessee, (ii) the Lease as un-amended by this Addendum No. 6 shall remain in full force and effect, and (iii) neither party hereto shall have any rights against or obligations to the other under this Addendum No. 6.

9.                   BROKER AND AGENT

Lessor and Lessee each represent and warrant one to another that, except as hereinafter set forth, neither of them has employed any broker in carrying on the negotiations, or had any dealings with any broker, relating to this Addendum No. 6.  Lessee represents that it has employed CBRE, Inc., as its broker.  Lessor represents that it has employed Tishman Speyer Properties, L.P., as its broker.  Lessor, pursuant to separate written agreements, has agreed to pay the commission of the aforementioned brokers.  Lessor shall indemnify and hold Lessee harmless, and Lessee shall indemnify and hold Lessor harmless, from and against all claim or claims for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty by the respective indemnitor.

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10.            EXCULPATION

(A)                               Notwithstanding anything appearing to the contrary in the Lease (as amended hereby), Lessee shall not be entitled to enforce the liability and obligation of Lessor hereto to pay, perform and observe the obligations contained in the Lease (as amended hereby) by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of Lessor, or against any direct or indirect member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, officer, agent, affiliate or employee of Lessor, or against any director, officer, employee, agent, manager or trustee of any of the foregoing.

(B)                               Notwithstanding anything appearing to the contrary in the Lease (as amended hereby), Lessor shall not be entitled to enforce the liability and obligation of Lessee hereto to pay, perform and observe the obligations contained in the Lease (as amended hereby) by any action or proceeding against any member, shareholder, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of Lessee, or against any direct or indirect member, shareholder, partner or other owner of any such member, shareholder, partner, manager, director, officer, agent, affiliate or employee of Lessee, or against any director, officer, employee, agent, manager or trustee of any of the foregoing.

11.            CONFIDENTIALITY

Lessee acknowledges and agrees that the terms of this Addendum No. 6 are confidential and constitute propriety information of Lessor.  Disclosure of the terms hereof could adversely affect the ability of Lessor to negotiate other leases and/or lease amendments with respect to the Building and may impair Lessor’s relationship with other tenants of the Building.  Lessee agrees that it and its partners, officers, directors, and employees shall not, without the prior written consent of Lessor, make any public disclosure of the terms and conditions of this Addendum No. 6 other than (a) in Lessee’s ordinary course of business to Permitted Recipients, and (b) if required by applicable laws or governmental authorities (including, without limitation, any legal disclosures required with respect to Lessee’s status as a publicly traded corporation).  Lessee shall use commercially reasonable, good faith efforts to cause the Permitted Recipients to comply with the confidentiality provisions set forth herein.

12.            OTHER TERMS AND PROVISIONS

All other provisions of the Lease shall remain in effect and unchanged except as modified herein, and all terms, covenants and conditions shall remain in effect as modified by this Addendum No. 6.  If any provision of this Addendum No. 6 conflicts with the Lease, the provisions of this Addendum No. 6 shall control.

[Signature pages to follow]

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IN WITNESS WHEREOF, Lessor and Lessee have caused this Addendum No. 6 to be signed in their names under seal by themselves or by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by all its terms and conditions.

LESSOR:

1201 F STREET, L.P., a Delaware limited partnership

By:	/s/ Russell Makowsky
Name:	Russell Makowsky
Title:	Vice President & Treasurer

LESSEE:

CRA INTERNATIONAL, INC., formerly known as Charles River Associates Incorporated, a Massachusetts corporation

By:	/s/ Chad M. Holmes	(SEAL)
Name:	Chad M. Holmes
Title:	Chief Financial Officer and Treasurer

EXHIBIT A ADDENDUM NO.6 EXPANSION SPACE ("B")

EXHIBIT A

ADDENDUM NO. 6 EXPANSION SPACE ("B")

Ae
ELEVATOR LOBBY
12TH STREET NW
A
B
F STREET NW

RENTAL COMPILATION 14 APRIL 2015

SUITE	USEABLE AREA	FLOOR COMMON	FLOOR SUBTOTAL	BUILDING COMMON	TOTAL RENTABLE
A	7,626	813	8,439	771	9,213
Ae	3,505	373	3,878	355	4,233
SubTotal	11,131	1,186	12,317	1,126	13,446
B	5,269	562	5,831	535	6,366
TOTAL	16,400	1,748	18,148	1,661	19,812

NOTE: INITIAL SUITES A & B AND EXPANSION AREA Ae ARE RE-MEASURED TO REFLECT THE ELIMINATION OF THE PUBLIC CORRIDOR EXTENSIONS PREVIOUSLY INCLUDED IN THE FLOOR COMMON AREAS.

1201 F STREET NW
WASHINGTON, DC
SEVENTH FLOOR

EXHIBIT B

WORK AGREEMENT

This Work Agreement is a part of Addendum No. 6. In the event of any conflict between the terms of this Work Agreement and the terms of the Lease (as amended by Addendum No. 6), the terms of this Work Agreement shall control.

Article 1 - Definitions

1.                                      Definitions.

1.1                               “Addendum No. 6 Expansion Space Improvements” means the improvements set forth in Lessee’s Plans and Specifications as submitted by Lessor and approved in writing by Lessee in accordance with the terms of this Work Agreement.

1.2                               “Architect” means the architect and other third-party designer designated by Lessee or otherwise selected in accordance with the terms of this Work Agreement to prepare Lessee’s Plans.

1.3                               “Base Building Plans” means those certain plans and specifications for the base-Building.

1.4                               “Change Order” means any Lessee-requested change in any of Lessee’s Plans after Lessor has approved any such plan including any change in the work or materials to be included in the Addendum No. 6 Expansion Space Improvements.

1.5                               “Comparable Buildings” means first-class office buildings of comparable age and size in the central business district of the District of Columbia.

1.6                               “Construction Schedule” means the schedule attached hereto as Schedule 1.

1.7                               “Contractor” means the general contractor designated by Lessor or otherwise selected in accordance with the terms of this Work Agreement to construct, install and perform the Addendum No. 6 Expansion Space Improvements.

1.8                               “Construction Costs” means all costs in the demolition, construction, acquisition and installation of the Addendum No. 6 Expansion Space Improvements.

1.9                               “Engineers” means the mechanical, electrical, plumbing and structural and engineers and other third-parties designated by Lessor or otherwise selected in accordance with the terms of this Work Agreement to assist in the preparation of Lessee’s Plans.

1.10                        “Essential Subs” means those subcontractors specifically designated by Lessor acting reasonably for purposes of working on the Building mechanical, energy management, structural, exterior windows (including window removal and reinstallation for hoisting purposes), roof (excluding HVAC), sprinkler and fire and life safety systems.

1.11                        “Final Space Plan” means a detailed space plan for the Addendum No. 6 Expansion Space Improvements prepared by the Architect, which space plan shall be substantially in conformance with the Preliminary Plan as approved by Lessee and shall contain the information and otherwise comply with the requirements set forth on Annex 2 attached hereto.

1.12                        “Improvement Costs” means, collectively, (i) the Planning Costs; (ii) the Construction Costs; and (iii) Lessor’s Fee.

1.13                        “Lessee Delay” a delay in Lessor’s completion of the Addendum No. 6 Expansion Space Improvements caused by:

a. Lessee’s request for value engineering or any changes to any drawings, plans or specifications for the Addendum No. 6 Expansion Space (notwithstanding Lessor’s approval of such changes) after Lessor and Lessee have approved such drawings, plans or specifications;

b. Lessee’s request for improvements, items, materials, finishes or installations that are not consistent with the standards to which the Base Building Systems have been designed;

c. Lessee’s request for improvements, items, materials, finishes or installations that are not available as needed to meet Lessor’s (or Lessor’s contractor’s) schedule for Substantial Completion, provided that Lessor (or Lessor’s contractor’s) shall notify Lessee of any potential long lead items to the extent known to Lessor (or Lessor’s contractor’s) at the time such material, finish or installation is requested or as soon as reasonably possible thereafter;

d. Lessee’s request for or design of Addendum No. 6 Expansion Space Improvements that include items or improvements not typically found in the office space at Comparable Buildings;

e. the ordering, delivery or installation of any of Lessee’s Equipment;

f. if Lessee’s architect or designer prepares any drawings, plans or specifications for the Addendum No. 6 Expansion Space, any such drawings, plans or specifications being (i) incomplete, inaccurate or otherwise deficient, or (ii) deviating from the approved space plan, applicable code requirements and/or any Requirements;

g.  Lessee’s or Lessee’s architect’s, agent’s, representative’s or contractor’s interference with the work of Lessor or Lessor’s contractor;

h.  Lessee’s failure to fully and timely comply with the deadlines and other terms set forth in the Lease (as amended) and/or this Work Agreement; or

i.  any other act or omission by Lessee or any employee, architect (including the Architect), agent, representative or contractor of Lessee constituting a Lessee Delay under the terms of the Lease (as amended) or any exhibit, rider, annex, schedule, work letter or other document or agreement entered in connection with the Lease (as amended), attached to the Lease (as amended) or incorporated in the Lease (as amended) by reference.

1.14                        “Lessee’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Lessee’s trade fixtures and other personal property to be installed by or on behalf of Lessee in the Addendum No. 6 Expansion Space.

1.15                        “Lessee’s Plans” means the Preliminary Plan, the Final Space Plan and the Plans and Specifications.

1.16                        “Lessee’s Representative” means Renee Collins, whose address is 750 9th Street, NW, Suite 900, Washington, DC 20001, whose telephone number is (202) 783-8200 and whose email address is renee.collins@cbre.com.

1.17                        “Lessor’s Contribution” means an amount equal to $509,280.00.

1.18                        “Lessor’s Fee” means a fee payable by Lessee to Lessor equal to 3.5% of the Construction Costs (excluding Construction Costs consisting of embedded furniture, fixtures and equipment or soft costs that may be consolidated and priced in the Contractor’s contract and further excluding the costs of monitoring Contractor’s (and its subcontractors’) access or use of the elevators).

1.19                        “Lessor’s Representative” means Rustom Cowasjee, whose address is Tishman Speyer, 1875 Eye Street, NW, Suite 300, Washington DC 20006, whose telephone number is (202) 420-2123 and whose email address is rcowasje@tishmanspeyer.com.

1.20                        “Long Lead Items” means improvements, items, materials, finishes or installations that are not available as needed to meet Lessor’s or Contractor’s schedule for Substantial Completion of the Addendum No. 6 Expansion Space Improvements.

1.21                        “Planning Costs” means all architectural, space planning, budget consultant, engineering and other costs related to the design of the Addendum No. 6 Expansion Space Improvements including, without limitation, the fees of the Architect, the Engineers and any professionals engaged by Lessee for the preparation and/or review of Lessee’s Plans (or any of them).

1.22                        “Plans and Specifications” means all architectural plans, working drawings and specifications necessary and sufficient (i) for the construction of the Addendum No. 6 Expansion Space Improvements in accordance with the Final Space Plan and (ii) to enable the Contractor to obtain all necessary permits for the construction of the Addendum No. 6 Expansion Space Improvements, and which shall contain the information and otherwise comply with the requirements set forth on Annex 3 attached hereto.

1.23                        “Preliminary Plan” means a preliminary space plan prepared by the Architect showing the general layout of the Addendum No. 6 Expansion Space upon completion of the

Addendum No. 6 Expansion Space Improvements, which space plan shall contain the information and otherwise comply with the requirements set forth on Annex 1 attached hereto.

1.24                        “Punch List” means details of construction, decoration and mechanical adjustment, the noncompletion of which do not materially interfere with Lessee’s use of the Addendum No. 6 Expansion Space.

1.25                        “Requirements” means all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to hazardous materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Demised Premises, and (iv) utility service providers.

1.26                        “Substantial Completion” or “Substantially Completed” means that the Addendum No. 6 Expansion Space Improvements have been completed, as reasonably determined by Lessor, in accordance with (a) the provisions of this Work Agreement applicable thereto, and (b) the plans and specifications for such work, except for any Punch List work.

1.27                        “Unavoidable Delay” means Lessor’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by Lessor or Lessor’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Lessor’s inability to supply or delay in supplying any equipment or fixtures, if Lessor’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond Lessor’s reasonable control, including governmental preemption in connection with a national emergency, permitting and inspection delays beyond the normal applicable waiting period, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by Lessee or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty.

Capitalized terms used but not defined in this Work Agreement shall have the meanings given such terms in the Lease (as amended).

Article 2 — Plans

2.1                               Architect and Engineers. Lessee shall, at Lessee’s expense (subject to application of Lessor’s Contribution as set forth in this Exhibit), retain the Architect to design the Addendum No. 6 Expansion Space Improvements and prepare Lessee’s Plans. Lessor shall, at Lessee’s expense (subject to application of Lessor’s Contribution as set forth in this Exhibit), retain the Engineers to assist the Architect in designing the Addendum No. 6 Expansion Space Improvements and preparing Lessee’s Plans.  The Architect shall be subject to Lessor’s reasonable approval, which approval shall not be unreasonably withheld. Lessor hereby approves Elkus Manfredi as the Architect.

2.2                               Preliminary Plan. On or before the deadline date set forth in the Construction Schedule, Lessee shall deliver the Preliminary Plan to Lessor for Lessor’s approval. Within ten (10) business days after Lessee delivers the Preliminary Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the Preliminary Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Within three (3) business days after Lessor notifies Lessee of Lessor’s objections, Lessee shall revise the proposed Preliminary Plan to address Lessor’s objections and deliver the revised Preliminary Plan to Lessor for Lessor’s approval. Within three (3) business days after Lessee delivers the revised Preliminary Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the revised Preliminary Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Lessee and Lessor shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Lessor approves the Preliminary Plan. Lessor will not unreasonably withhold its approval of the Preliminary Plan.

2.3                               Final Space Plan. On or before the deadline date set forth in the Construction Schedule, Lessee shall deliver the Final Space Plan to Lessor for Lessor’s approval.  Within ten (10) business days after Lessee delivers the Final Space Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the Final Space Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Within ten (10) business days after Lessor notifies Lessee of Lessor’s objections, Lessee shall revise the proposed Final Space Plan to meet Lessor’s objections and deliver the revised Final Space Plan to Lessor for Lessor’s approval. Within ten (10) business days after Lessee delivers the revised Final Space Plan to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the revised Final Space Plan (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Lessee and Lessor shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Lessor approves the Final Space Plan. Lessor will not unreasonably withhold its approval of the Final Space Plan.

2.4                               Plans and Specifications. On or before the deadline date set forth in the Construction Schedule, Lessee shall deliver the Plans and Specifications to Lessor for Lessor’s approval. Within twelve (12) business days after Lessee delivers the Plans and Specifications to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the Plans and

Specifications (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Within ten (10) business days after Lessor notifies Lessee of Lessor’s objections, Lessee shall revise the proposed Plans and Specifications to meet Lessor’s objections and deliver the revised Plans and Specifications to Lessor for Lessor’s approval. Within twelve (12) business days after Lessee delivers the revised Plans and Specifications to Lessor, Lessor shall advise Lessee of Lessor’s approval or disapproval of the revised Plans and Specifications (which disapproval shall specify Lessor’s objections in sufficient detail so that Lessee can make the necessary revisions to satisfy such objections). Lessee and Lessor shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above until Lessor approves the Plans and Specifications. Lessor will not unreasonably withhold its approval of the Plans and Specifications.

2.5                               Changes to Plans.

(a)                                 In the event of any Change Order, Lessee shall be solely responsible for all costs and expenses and for all delays in occupancy by Lessee (which shall not delay the Addendum No. 6 Expansion Space Commencement Date or the Addendum No. 6 Expansion Space Rent Commencement Date) resulting therefrom including, without limitation, costs or expenses relating to (i) any additional architectural or engineering services and related design expenses; (ii) any architectural or engineering costs incurred by Lessor in connection with its review of such requested change; (iii) any changes to materials in process of fabrication; (iv) cancellation or modification of supply or fabricating contracts; (v) removal or alteration of work or plans completed or in process; or (vi) delay claims made by Contractor.

(b)                                 No changes shall be made to any of Lessee’s Plans and no Change Orders shall be implemented without the prior written approval of Lessor.  All Change Orders shall be in writing and shall be on such AIA form as is required by Lessor and/or Contractor. Lessee shall evidence in writing its approval of any Change Order prior to requesting Lessor’s approval of same.

(c)                                  Lessor shall use reasonable efforts to cause Contractor to include in any Change Order submitted by Contractor the amount of delay that Contractor believes will occur as a result of such Change Order (the “Anticipated Delay”); provided, however, in determining the amount of any Lessee Delay, Lessor shall not be limited to the amount of the Anticipated Delay submitted by Contractor to the extent that the actual delay exceeds the Anticipated Delay.

(d)                                 If Lessor submits any Change Order, drawing, plan or other material to Lessee for Lessee’s approval, Lessee’s failure to respond to such request within the time period set forth in this Work Agreement for such response (or, if no time period is specified, within three (3) business days after Lessor submits such request), such failure shall result in a day of Lessee Delay for each day thereafter in which no response is made, and, at Lessor’s sole election, shall be deemed an approval of Lessor’s submission.

2.6                               General Plan Provisions.

(a)                                 Lessee shall cause (i) Lessee’s Plans to comply with all applicable Requirements; (ii) Lessee’s Plans to be prepared by the Architect in accordance with the terms of this Work Agreement and in conformity with the Base Building Plans and the base Building systems (including, without limitation, the base Building HVAC, mechanical, electrical, plumbing and life safety systems); (iii) the Plans and Specifications to be sufficient to enable its agent (with respect to the Plans and Specifications) to obtain all necessary Permits; and (iv) the Plans and Specifications to be prepared using  the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and magnetic computer media of such drawings and specifications translated in convertible DWG format.  Lessee shall cause its agent to obtain all necessary Permits relating to the Addendum No. 6 Expansion Space Improvements prior to the date(s) set forth therefor on the construction schedule attached hereto as Schedule 1.

(b)                                 Lessee shall reasonably cooperate with Lessor in order to establish Lessee’s budget prior to Lessor’s commencement of the design process and thereafter from time to time in connection with the design, acquisition, installation and construction of the Addendum No. 6 Expansion Space Improvements. Lessor shall have the right to engage a general contractor to assist in the preparation of Lessee’s Plans.

(d)                                 The Architect and Lessee shall perform a field verification to independently determine the existing conditions, specifications and dimensions of the Addendum No. 6 Expansion Space and any variances from the Base Building Plans.

(e)                                  Lessee has appointed Lessee’s Representative for purposes of granting any consents or approvals by Lessee under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Lessor shall have the right to rely on Lessee’s Representative’s consent, approval, authorization or execution as aforesaid.

(f)                                   Lessor has appointed Lessor’s Representative for purposes of granting any consents or approvals by Lessor under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Lessee shall have the right to rely on Lessor’s Representative’s consent, approval, authorization or execution as aforesaid.

(g)                                  Lessee shall reimburse Lessor for all reasonable out-of-pocket costs incurred by Lessor in reviewing any proposed Change Orders within thirty (30) days after Lessee’s receipt of an invoice therefor.

2.7                               Notices. Notices given under this Work Agreement shall be sent in accordance with the provisions of the Lease, except Lessor shall also endeavor to send a courtesy notice to Lessee’s Representative(s) via email and Lessee shall also endeavor to send a courtesy notice to Lessor’s Representative(s) via email.

Article 3 — Construction

3.1                               Lessor Improvements. Except as might be expressly set forth herein to the contrary, Lessor has no obligation to do any other work or pay any amounts with respect to the Addendum No. 6 Expansion Space.

3.2                               Addendum No. 6 Expansion Space Improvements. Lessor shall, at Lessee’s expense (subject to Lessor’s application of Lessor’s Contribution as set forth in this Exhibit), furnish and install the Addendum No. 6 Expansion Space Improvements in a good and workmanlike manner and in accordance with the terms of this Work Agreement. Except to the extent that the Plans and Specifications provide otherwise, the Addendum No. 6 Expansion Space Improvements shall be constructed of new materials commensurate with the level of improvements for a typical first-class tenant in Comparable Buildings.

3.3                               Contract Price.

(a)                                 On or before the deadline date set forth in the Construction Schedule (subject to Lessee Delay), Lessor shall submit the Plans and Specifications to Contractor to obtain a contract price for constructing the Addendum No. 6 Expansion Space Improvements (the “Contract Price”).

(b)                                 Upon receipt of the Contract Price, Lessor will meet with Contractor to discuss the Contract Price and Lessor will prepare and deliver to Lessee a detailed breakdown of the cost of the Addendum No. 6 Expansion Space Improvements, which breakdown shall include (i) the pricing for applicable line item components of the Addendum No. 6 Expansion Space Improvements; (ii) Contractor’s percentage mark-up for overhead and profit (including charges for general conditions), and (iii) and copies of the bids received from Major Trade subcontractors.  On or before the deadline date set forth in the Construction Schedule (subject to Lessee Delay), Lessor and Lessee shall meet to discuss the foregoing.  After Lessor and Lessee have met to discuss the detailed breakdown of the costs of the Addendum No. 6 Expansion Space Improvements, and assuming that Lessee does not timely deliver the Value Engineering Notice to Lessor, Lessor and Contractor shall execute a construction contract for the construction of the Addendum No. 6 Expansion Space Improvements (the “Construction Contract”).

(c)                                  Lessee shall have the right, by delivering written notice to Lessor (the “Value Engineering Notice”) within 3 business days after the date on which Lessor delivers to Lessee the detailed cost breakdown for the Addendum No. 6 Expansion Space Improvements, to cause the Architect to revise the Plans and Specifications to reduce the cost of constructing the Addendum No. 6 Expansion Space Improvements.  If Lessee elects to value engineer the Addendum No. 6 Expansion Space Improvements, the Plans and Specifications shall be resubmitted to Contractor after they have been revised by the Architect and approved by Lessor.  After Contractor has submitted its revised Contract Price and Lessee has approved the same, Lessor and Contractor shall execute the Construction Contract.

3.4                               Acceptance of Addendum No. 6 Expansion Space.  Approximately three (3) business days prior to the delivery of possession of the Addendum No. 6 Expansion Space to

Lessee, Lessor, Lessee, Lessee’s Representative, the Architect and Contractor shall inspect the Addendum No. 6 Expansion Space to determine that the construction and installation of the Addendum No. 6 Expansion Space Improvements (other than Long Lead Items) has been Substantially Completed in accordance with Lessee’s Plans and to prepare the Punch List of work requiring correction or completion by Contractor. The issuance of a certificate of occupancy or like approval (e.g., final inspection stickers) for the Addendum No. 6 Expansion Space shall be conclusive evidence that the Addendum No. 6 Expansion Space has been Substantially Completed.  Subject to Unavoidable Delays, Lessor shall cause Contractor to correct or complete all Punch List items (other than Long Lead Items) within sixty (60) days after the Addendum No. 6 Expansion Space Commencement Date.  Contractor shall warrant to Lessee that the Addendum No. 6 Expansion Space Improvements shall be free from defects in materials and workmanship for a period of one (1) year from the date that the Addendum No. 6 Expansion Space is Substantially Completed.  Lessor shall, to the extent permitted under the Construction Contract, assign to Lessee any warranties obtained by Lessor from Contractor, subcontractors, suppliers or manufacturers with respect to the work performed and/or any equipment installed in the Addendum No. 6 Expansion Space.

3.5                               Certain Essential Work.  All Addendum No. 6 Expansion Space Improvement connections or tie-ins to the base Building energy management, sprinkler and fire and life safety systems shall be performed at Lessee’s expense (subject to application of Lessor’s Contribution) by the applicable Essential Sub on fair market terms. All Addendum No. 6 Expansion Space Improvement work relating to the Building exterior walls and windows (including window removal and reinstallation for hoisting purposes), and the roof (excluding HVAC), shall be performed at Lessee’s expense (subject to application of Lessor’s Contribution) by the applicable Essential Sub on fair market terms.

3.6                               Lessee’s Equipment. Lessee, at Lessee’s expense, shall be responsible for ordering and for the delivery and installation of Lessee’s Equipment.  Installation of Lessee’s Equipment shall be under Lessor’s supervision and in coordination with Contractor’s schedule.

3.7                               Delay Costs.  Any liquidated, delay or other damages payable by Contractor shall be paid to, and retained by, Lessor and shall not reduce or offset the Improvement Costs payable by Lessee.  Lessor shall have no obligation to spend or disburse any funds, employ any additional labor, contract for overtime work or otherwise take any action to compensate for any Lessee Delay.

3.8                               Lessee Delay. Upon the occurrence of any Lessee Delay, Lessor shall have the right to take such Lessee Delay into account and to reasonably establish the date of Substantial Completion as the date on which Lessor would have Substantially Completed the Addendum No. 6 Expansion Space Improvements but for such Lessee Delay. If there occurs any concurrent Lessee Delay and either a Lessor delay or an Unavoidable Delay (or both), such delay shall be deemed to be a Lessee Delay. Lessor shall have no obligation to expend any funds, employ any additional labor, contract for overtime work or otherwise take any action to compensate for any Lessee Delay.

Article 4 — Improvement Costs and Lessor’s Contribution

4.1                               Improvement Costs.  Lessee shall be responsible for the full and timely payment of all Improvement Costs, subject to Lessor’s disbursement of Lessor’s Contribution as provided in this Work Agreement. Lessor shall make disbursements from Lessor’s Contribution as invoices are rendered to Lessor, provided that Lessor has received partial or final (as applicable) lien waivers and such other documentation as Lessor may reasonably require from the party requesting such payment. Lessor shall have the right to deduct Lessor’s Fee from Lessor’s Contribution as and when Lessor makes disbursements from Lessor’s Contribution. Lessee agrees that Lessor’s Contribution must be applied relatively proportionately towards the payment of Improvements Costs for the entire Addendum No. 6 Expansion Space.

4.2                               Special Application of Lessor’s Contribution. If any portion of Lessor’s Contribution remains after final payment of all Improvement Costs, such remaining portion shall be retained by and belong to Lessor.

4.3                               Excess Costs.  If Lessor reasonably determines at any time that the Improvement Costs exceed or might exceed the remaining Lessor’s Contribution (the “Excess Cost”), Lessee shall pay such Excess Cost to Lessor within thirty (30) days after Lessee’s receipt of a written request therefor (but Lessee shall not be under any obligation to pay such Excess Costs prior to January 1, 2017).  Once Lessor has received the Excess Cost payment and the full amount of the Excess Cost held by Lessor has been used to pay Improvement Costs, Lessor shall apply the remaining Lessor’s Contribution towards payment of the Improvement Costs.

4.4                               Additional Rent.  All amounts payable by Lessee pursuant to this Work Agreement shall be deemed to be additional rent for purposes of the Lease.

4.5                               Conditions to Advance. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, Lessor shall have no obligation to make any payment or disbursement from Lessor’s Contribution (i) if the Lease is not in full force and effect or there exists any Event of Default; (ii) for any deposit or off-site prefabrication, whether for Addendum No. 6 Expansion Space Improvements, Lessee’s Equipment or otherwise; (iii) for any Addendum No. 6 Expansion Space Improvements that are not in place at the Addendum No. 6 Expansion Space; or (iv) for any Lessee’s Equipment not located at the Addendum No. 6 Expansion Space.

Article 5 — Additional Provisions

5.1                               Time of Essence.  Time is of the essence with respect to all of Lessee’s obligations under this Work Agreement and any annexes, schedules and exhibits hereto.

5.2                               Expansion of Demised Premises.  This Work Agreement shall not be deemed applicable to any additional space added to the Demised Premises (as expanded by the Addendum No. 6 Expansion Space) at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Demised Premises (as expanded by the Addendum No. 6 Expansion Space) or any additions thereto in the event of an extension of the

Lease Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

Annex 1

Requirements for Preliminary Space Plan

Floor plans showing partition arrangement including the following information:

a.                                      space plan showing the general layout of offices, open plan areas and special tenant areas;

b.                                      typical individual work station layouts;

c.                                       identify the extent of each department on each floor;

d.                                      show door locations and door swings in partitions;

e.                                       identify general location and size of interconnecting stairs;

f.                                        indicate preliminary furniture layout for typical offices and work stations, conference rooms, employee lounge, reception area, training room and print room;

g.                                       indicate locations for coffee rooms and shower rooms; and

h.                                      preliminary locations for built-in millwork.

Annex 2

Requirements for Final Space Plan

Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement (3 sets), including without limitation the following information:

a.                                      identify the location of conference rooms and density of occupancy;

b.                                      indicate the density of occupancy for all rooms, except individual use rooms such as offices;

c.                                       identify the location of any food service areas or vending equipment rooms;

d.                                      identify areas, if any, requiring 24 hour air conditioning;

e.                                       indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f.                                        identify the location of rooms for telephone equipment other than Building core telephone closet, identify type of equipment for these rooms;

g.                                       identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h.                                      indicate light switches in offices, conference rooms and all other rooms in the Addendum No. 6 Expansion Space;

i.                                          indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j.                                         indicate the location of: (A) electrical receptacles one hundred twenty (120) volts, including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Lessee’s business equipment which requires 208 volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., and (D) special audio-visual requirements;

k.                                      indicate proposed layout and location of any of special equipment (e.g., fire suppression equipment for computer room);

l.                                          indicate the swing of each door;

m.                                  indicate any special file systems to be installed which would require special construction; and

n.                                      lighting layouts for each floor.

Annex 3

Requirements for Plans and Specifications

Final architectural detail and working drawings, finish schedules and related plans (3 reproducible sets) including without limitation the following information and/or meeting the following conditions:

a.                                      specifications of all materials, colors and suppliers/manufacturers of wallcoverings, floor coverings, ceiling systems, window coverings and other finishes; all millwork shall be fully detailed to the appropriate level for pricing and construction; all specialty items shall be identified as particular products; and paintings and decorative treatment required to complete all construction;

b.                                      complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Addendum No. 6 Expansion Space Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical systems; and

c.                                       all final floor plans must be drawn to a scale of one-eighth (l/8) inch to one (l) foot except for larger scaled detailed drawings.  Any architect or designer acting for or on behalf of Lessee shall be deemed to be Lessee’s agent in all respects with respect to the design and construction of the Addendum No. 6 Expansion Space.

Schedule 1 Construction Schedule

Schedule 1

<u>Construction Schedule</u>

Charles River Associates
CRA International, Inc.
1201 F Street, NW

Tue 5/31/16

ID	Name	Duration	Start	Finish
1	**Design and Construction Documents/Bidding**	**30 days**	**Mon 6/6/16**	**Fri 7/15/16**
2	Issue for Permit	6 wks	Mon 6/6/16	Fri 7/15/16
3	Permit	12 wks	Mon 7/18/16	Fri 10/7/16
4	GC bidding and Review	10 days	Mon 7/18/16	Fri 7/29/16
5	TS Drawing Review	5 days	Mon 7/18/16	Fri 7/22/16
6	Award Construction Contract	1 day	Wed 7/20/16	Wed 7/20/16
7	**Construction**	**98 days**	**Fri 8/12/16**	**Tue 12/27/16**
8	Long Lead Items	6 wks	Fri 8/12/16	Thu 9/22/16
9	On Site Construction	13.4 wks	Mon 9/26/16	Tue 12/27/16
10	Substantial Completion	0 hrs	Tue 12/27/16	Tue 12/27/16
11	Punch List	3 wks	Wed 12/28/16	Tue 1/17/17

Qtr 3, 2016
Qtr 4, 2016
Qtr 1, 2017
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
30 days
Design and Construction Documents/Bidding
6 wks
Issue for Permit
12 wks
Permit
10 days
GC bidding and Review
5 days
TS Drawing Review
1 day
Award Construction Contract
98 days
Construction
6 wks
Long Lead Items
13.4 wks
On Site Construction
12/27
Substantial Completion
3 wks
Punch List